Exhibit 99.1

The Wiki Group Enters into Letter of Intent

to Acquire Moneytech Limited

LOS ANGELES December 14, 2012 – The Wiki Group, Inc. ("Wiki Group", or "the Company") is pleased to announce, that after months of negotiation, the Company has signed a non-binding Letter of Intent to acquire Moneytech Limited (“Moneytech”), an Australian non-trading Public Company.

“We have been working diligently to build value for our shareholders on several fronts.  One major focus was to identify and acquire a complimentary business with strong financials in order to qualify for a listing on the AMEX or NASDAQ exchanges in the future.  We believe we will one step closer to meeting the qualifications set by the exchanges with the acquisition of Moneytech,” said Edward C. DeFeudis, President and CEO of The Wiki Group.  DeFeudis continued, “The acquisition of Moneytech represents even greater opportunities due to the complimentary nature of the respective platforms and differing regional focus.  The Wiki Group built platforms focused on consumer finance, while Moneytech built similar platforms focused on business finance.  The resulting entity will be financially strong, led by an experienced team, with the ability to monetize the financial platforms that serve consumers and businesses in the United States and Australia.”

“Our company has spent many years and millions of dollars developing a unique lending platform known as the Moneytech Exchange.  Over recent years, the Moneytech Exchange has proven to be very successful in Australia and we are now ready to move into the global market with the platform.  Based on extensive research we are confident that we can be successful in the North American market and believe the merger with The Wiki Group will accelerate this expansion.  Fortunately, the banking system is highly automated which will allow us to emulate our Australian success by maintaining low operating overhead in the United States” said Hugh Evans the CEO of Moneytech.

ABOUT THE WIKI GROUP, INC.

The Wiki Group, Inc. owns and operates two proprietary state-of-the-art technology platforms, WikiPay and WikiLoan.

WikiPay is a low-cost, cash-based mobile payment and marketing platform solution for Peer-to-Peer (P2P), Business-to-Consumer (B2C), Consumer-to-Business (C2B), and Business-to-Business (B2B) transactions. For more information, please visit: www.wikipay.com or the mobile website: m.wikipay.com.

WikiLoan is a low-cost peer-to-peer lending platform that works through the participation and collaboration of family and friends through social networks.  The company's website www.wikiloan.com provides repayment schedules and documentation for loans, along with proprietary administrative tools, which enable users to securely pull credit reports and automate the loan repayment process.

ABOUT MONEYTECH LIMITED

Moneytech is a commercial finance company that offers small to medium sized enterprises (SMEs) unique cash-flow solutions to assist growing their businesses.  The Moneytech Exchange offers proprietary Internet banking platforms for Buyers, Sellers, and Moneytech staff to deliver leading edge financial solutions.

Moneytech offers four main products to the business community: 1) Credit Express - 100% trade finance facility for SMEs $25,000- $1 million, 2) Confirmed Capital - 100% accounts receivables funding for SMEs $1-$5 million, 3) Card Solutions- Wholesale gift and prepaid debit card solutions , and 4) Foreign Exchange solutions - Spot Transactions, Forward Cover, Derivatives and Options.

The Company's website is located at:  www.moneytech.com.au

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding The Wiki Group, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where The Wiki Group expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. The Wiki Group does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

CONTACT:  Investors may contact: Market Street Investor Relations Inc. at (877) 218-9173.

SOURCE:  The Wiki Group, Inc.